News Release Patrick Industries, Inc. Announces Increased Share Repurchase Authorization ELKHART, IN – February 1, 2022 - Patrick Industries, Inc. (NASDAQ: PATK) (the “Company”) announced that on January 26, 2022, its Board of Directors (the “Board”) authorized an increase in the amount of the Company's common stock that may be acquired over the next 24 months under the current stock repurchase program to $100.0 million, including the $11.0 million remaining under the previous authorization. In 2021, the Company repurchased 612,325 shares at an average price of $79.93 per share for a total cost of $48.9 million. Year-to-date through January 31, 2022, the Company repurchased 166,236 shares at an average price of $69.77 per share for a total cost of $11.6 million. “With our ongoing focus on a balanced and disciplined capital allocation strategy, we believe that this new share repurchase authorization will position us to continue to drive shareholder value,” said Andy Nemeth, Chief Executive Officer. “Our strong earnings growth and free cash flow generation support the pillars of our value creation strategy and provide the flexibility to return capital to our shareholders both through the continuation of our share repurchase activities as well as through our existing dividend policy.” About Patrick Industries, Inc. Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 11,000 employees across the United States. Cautionary Statement Regarding Forward-Looking Statements This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact: Julie Ann Kotowski Investor Relations kotowskj@patrickind.com 574.294.7511